Exhibit 10.3

DUTY OF LOYALTY AGREEMENT

THIS DUTY OF LOYALTY AGREEMENT (this “Agreement”) is entered into on January 21, 2011, and is effective as of the Effective Date (as defined below), between Herbst Gaming, LLC, a Nevada limited liability company (the “Company”), and Chris Krabiel, an individual (the “Executive”).

Recitals

A.            The Company and its Affiliates are engaged in a highly competitive business involving the ownership and operation of casinos and slot route operations. Their success depends on their goodwill and sound reputation in the marketplace.

B.            The Executive’s employment by Company creates a relationship of confidence and trust between the Executive and the Company. The purpose of the restrictions contained in this Agreement is to protect the goodwill, sound reputation and other legitimate business interests of the Company and its Affiliates.

C.            The Company would not have entered into the Executive Severance Agreement (as defined below) in the absence of such restrictions.

1.             Definitions.

(a)           “Affiliate” means the Company and any person, limited liability company or other entity directly or indirectly under the common control of, or controlling, the Company. For the purposes of this definition, “control” when used with respect to any person, corporation or other entity means the power to direct the management and policies of such person or entity, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

(b)           “Confidential Information” means any and all non-public, secret or proprietary information and trade secrets, in whatever form, including, without limitation, information that is written, electronically stored, orally transmitted, or memorized, that is, in the Company’s opinion, of commercial value to the Company and that is created, discovered, developed, or otherwise becomes known to the Company, or in which property rights are held, assigned to, or otherwise acquired by or conveyed to the Company, including, without limitation, any idea, knowledge, know-how, process, system, method, technique, research and development, technology, software, technical information, trade secret, trademark, copyrighted material, reports, records, documentation, data, customer or supplier lists, pricing lists, tax or financial information, and business or marketing plans, strategies, or forecasts. Confidential Information does not include information that is or becomes generally known within the gaming and slot route industry through no act or omission by the Executive or any other person that owes a duty of confidentiality to the Company; provided, however, that the compilation, manipulation or other exploitation of generally known information may constitute Confidential Information.

(c)           “Effective Date” means the date ascribed to it in the Executive Severance Agreement.

(d)           “Executive Severance Agreement” means that certain agreement between the Company and the Executive, dated January 21, 2011.

(e)           “Intellectual Property” means all tangible and intangible information, materials and intellectual property, including, without limitation, ideas, concepts, designs, products, methods, computer programs and models (whether in source code or object code), financial models, valuation models, software manuals, compositions, prototypes, reports, inventions, drawings and/or specifications developed, conceived, created or prepared by the Executive in the course of his employment with the Company, which may pertain to the business, products, or processes of the Company, regardless of whether developed, conceived, created or prepared by the Executive (i) at the request or suggestion of the Company or otherwise, (ii) alone or in conjunction with others or by others under the Executive’s supervision, and/or (iii) during regular hours of work or otherwise, and regardless of whether or not patentable or copyrightable, and all related papers, drawings, models, data and documents.

(f)            “Restricted Area” shall mean any area within a one hundred fifty (150) mile radius of any location in which the Company or any of its Affiliates are directly or indirectly engaged in the development, ownership, operation or management of casinos or slot route operations or are actively pursuing any such activities; provided, however, that the Restricted Area shall exclude the following:

(i)            the Las Vegas Strip (which is defined as that area bounded by Koval Lane and straight extensions thereof on the East, Charleston Boulevard on the North, I-15 on the West, and Sunset Road on the South), and

(ii)           Downtown Las Vegas (which is defined as that area bounded by Eastern Avenue and straight extensions thereof on the East, I-515 (U.S. Highway 93/95) on the North, I-15 on the West, and Charleston Boulevard on the South).

(g)           “Restricted Period” means the period of the Executive’s employment with the Company, plus any period during which the Executive is receiving the Severance Package under Section 4 of the Executive Severance Agreement or, if the Executive’s employment ceases for any reason that does not entitle him to the Severance Package, a period of time equal to the balance of the Term (as defined in the Letter Agreement).

2.             The Executive Severance Agreement. Simultaneous with the execution of this Agreement, and as a condition of the Executive’s willingness to agree to the restrictions described herein, the Company and the Executive are executing an Executive Severance Agreement that provides protections to the Executive.

3.             Confidential Information and Other Company Property. The Executive shall not, during the course of his employment with the Company or anytime thereafter, without prior written consent of the Company, divulge, publish or otherwise disclose to any other person or entity any Confidential Information regarding the Company, except in the course of carrying out the Executive’s responsibilities on behalf of the Company (e.g., providing information to the Company’s attorneys, accountants, bankers, etc.) or if required to do so pursuant to the order of a court of competent jurisdiction or a summons, subpoena or order of any governmental or administrative agency or legislative body (including any committee thereof). The Executive agrees that upon termination of his employment for any reason, or at such earlier time as the Company may request, the Executive shall forthwith return to the Company all documents and other property in his possession belonging to the Company or any of its Affiliates.

4.             Intellectual Property. All Intellectual Property which the Executive makes, conceives, reduces to practice or develops during his employment (in whole or in part, either alone or jointly with others) shall be deemed “work made for hire” under all applicable laws, which means that it shall be the sole property of the Company. If for any reason any Intellectual Property is not considered “work made for hire,” the Executive hereby assigns, conveys and transfers to the Company his entire right, title and interest worldwide in and to the Intellectual Property, including all contract and licensing rights and all claims with respect thereto.

5.             Non-Interference with Business Relationships. During the Restricted Period, the Executive will not directly or indirectly, as a director, officer, employee, manager, consultant, independent contractor, advisor or otherwise, individually or in concert with others:

(a)           make any statements or perform any acts intended to interfere with, reasonably likely to interfere with or having the effect of interfering with (i) any interest of the Company or any of its Affiliates in their relationships and dealings with existing or potential customers or clients, and (ii) any other business interests, prospects or opportunities the Company or any of its subsidiaries may have;

(b)           make any statements or do any acts intended to cause, reasonably likely to cause or having the effect of causing, any customers or clients of the Company or any of its Affiliates to make use of the services of any business in which the Executive has or expects to acquire any interest, is or expects to become an employee, officer or director, or has received or expects to receive any remuneration, if such statements or acts would result or would likely result in such customers or clients ceasing to do business, or reducing their business, with the Company or any Affiliates;

(c)           engage in competition with, own any interest in, perform any services for, participate in or be connected with any business or organization which engages in competition with the Company or any of its Affiliates in the Restricted Area; provided, however, that the provisions of this Section 5(c) shall (i) only apply during any period in which the Executive is receiving payments constituting the Severance Package, and (ii) not prohibit the Executive’s ownership of not more than five percent (5%) of the total shares of all classes of stock outstanding of any publicly held company;

(d)           solicit any business from, or engage in any business with, any customers or clients of the Company or any Affiliates with whom the Executive had contact during, or of which the Executive had knowledge solely as a result of, his employment with the Company; or

(e)           request, induce, encourage or advise any customer or client of the Company with whom the Executive had contact during the course of his employment to withdraw, curtail or cancel its business with the Company or any Affiliates.

6.             Non-Solicitation. During the Restricted Period, except with the prior written consent of the Board of Directors of the Company, the Executive shall not, directly or indirectly, as a director, officer, employee, manager, consultant, independent contractor, advisor or otherwise, individually or in concert with others, engage in any of the following:

(a)           engage, employ, solicit for employment, or advise or recommend to any other person that they engage, employ or solicit for employment, or carry on any business with, any employee of the Company or any of its Affiliates;

(b)           retain or attempt to retain the services of any independent contractor of the Company or any of its Affiliate if doing so would materially diminish the services being provided to the Company and/or an Affiliate;

(c)           solicit or encourage any employee of the Company or any of its Affiliates to leave the employ of the Company or an Affiliate, to do any act that is disloyal to the Company or any of its Affiliates, is inconsistent with the interests of the Company or any of its Affiliates or violates any provision of this Agreement or any agreement such employee has with the Company or any Affiliate, or to do any of the foregoing with respect to any independent contractors of the Company or any Affiliate.

For purposes of the foregoing, an “employee of the Company or any of its Affiliates” and an “independent contractor of the Company or any of its Affiliate” shall include any person who was an employee or independent contractor of or for the Company or any Affiliate at any time (i) within six (6) months prior to the prohibited conduct, or (ii) during the six (6) month period prior to the cessation of the Executive’s employment.

7.             Non-Disparagement. During the course of his employment and thereafter, the Executive shall not, directly or indirectly, individually or in concert with others, engage in any conduct or make any statement that has, or is likely to have, the effect of undermining or disparaging the Company or any Affiliate, or their goodwill, products or business opportunities, or that has or is likely to have the effect of undermining or disparaging the reputation of any officer, director, agent, representative or employee, past or present, of the Company or any Affiliate.

8.             Remedies.

(a)           The Executive acknowledges and agrees that immediate and irreparable harm, for which damages would be an inadequate remedy, would occur in the event any of the provisions of this Agreement were violated. Accordingly, the Executive agrees that the Company shall be entitled to an injunction to prevent breach of any such provisions and to enforce specifically the terms and provisions thereof without the necessity of proving actual damages or securing or posting any bond or providing prior notice, in addition to any other remedy to which it may be entitled at law or equity.

(b)           Nothing in this Agreement is intended to waive or diminish any rights the Company may have at law or in equity at any time to protect and defend its legitimate property interests (including its business relationships with third parties), the foregoing provisions being intended to be in addition to and not in derogation or limitation of any other rights the Company may have at law or equity.

(c)           Each party hereby irrevocably consents to the exclusive jurisdiction and venue of the state courts of Clark County, Nevada, and the United States district courts with jurisdiction in Nevada with respect to any matter arising out of or relating to this Agreement.

9.             Reasonableness of Restrictions.  The Executive represents that his experience, capabilities and circumstances are such that the restrictions contained herein will not prevent him from earning a livelihood. The Executive further agrees that the limitations set forth in this Agreement are reasonable in duration, geographic area (which, for purposes of this Agreement shall mean the Restricted Area) and scope and are properly required for the adequate protection of the Company’s business.

10.           Miscellaneous.

(a)           Notices. Any notice given to either party shall be in writing and shall be deemed to have been given when delivered personally or sent by a nationally recognized overnight carrier, duly addressed to the party concerned at the address indicated below the signature lines of this Agreement or to such address as a party may subsequently give notice.

(b)           Entire Agreement. This Agreement contains the entire agreement between the parties and supersedes all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, between the parties relating to the subject matter set forth herein. The parties acknowledge and agree that any prior agreements between the Company or any Affiliate, on the one hand, and the Executive, on the other hand, have been terminated as of the date immediately prior to the Effective Date (or such earlier date as provided in such agreements), and have been superseded by this Agreement, the Executive Severance Agreement, and the Letter Agreement to which both this Agreement and the Executive Severance Agreement are attached.

(c)           Amendment or Waiver. This Agreement cannot be changed, modified or amended without the consent in writing of both parties. No waiver by either party at any time of any breach by the other party of any condition or provision of this

Agreement shall be deemed a waiver of a similar or dissimilar condition or provision at the same or at any prior or subsequent time. Any waiver must be in writing and signed by the Executive or an authorized officer of the Company, as the case may be.

(d)           Severability. The provisions of this Agreement shall be construed as a series of separate covenants, one for each city, county and state in the Restricted Area. The provisions of this Agreement shall be severable, and the invalidity, illegality or unenforceability of any provision of this Agreement shall not affect, impair or render unenforceable this Agreement or any other provision hereof, all of which shall remain in full force and effect. If any provision of this Agreement is adjudicated by a court of competent jurisdiction to be invalid, illegal or otherwise unenforceable, but such provision may be made valid, legal and enforceable by a limitation or reduction of its scope, the parties agree to abide by such limitation or reduction as may be necessary so that said provision shall be enforceable to the fullest extent permitted by law.

(e)           Survival. The respective rights and obligations of the parties shall survive any termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations.

(f)            Governing Law. This Agreement shall be governed by and construed under the laws of the State of Nevada, disregarding any conflict of law principles that would otherwise provide for the application of the substantive law of another jurisdiction. Both parties waive the right to a trial by jury, except as such waiver is prohibited by the laws applicable to the specific action or proceeding.

(g)           Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same instrument.

(h)           Acknowledgment. The Executive acknowledges that he has been given a reasonable period of time to review this Agreement before signing it and has had an opportunity to secure counsel of his own choosing. By executing this Agreement, the Executive certifies that he has fully read and completely understands the terms, nature and effect of this Agreement. The Executive further acknowledges that he is executing this Agreement freely, knowingly and voluntarily and that the Executive’s execution of this Agreement is not the result of any fraud, duress, mistake, or undue influence whatsoever. In executing this Agreement, the Executive has not relied on any inducements, promises, or representations by the Company other than as stated in this Agreement.

[Signatures on following page.]

IN WITNESS WHEREOF, the undersigned have executed this Agreement to be effective as of the Effective Date.

THE “COMPANY”		THE “EXECUTIVE”
Herbst Gaming, LLC

By:	/s/ David D. Ross	/s/ Chris Krabiel
	David D. Ross	Chris Krabiel

Its:	Chief Executive Officer

3440 West Russell Road

Las Vegas, Nevada 89118